Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson
KVH Industries
401-845-8138
cwatson@kvh.com

KVH Announces Distribution Plan with SP-JSAT for mini-VSAT Broadband in Japan and New Coverage in Asia and Indian Ocean

KVH’s new mini-VSAT coverage area to support broadband Internet and VoIP telephone service for maritime and aeronautical applications

MIDDLETOWN, RI – June 3, 2009 – Taking its next major step toward offering global coverage of the mini-VSAT Broadbandsm service, KVH Industries, Inc., (Nasdaq: KVHI) today announced that it has signed a multi-year agreement with SKY Perfect JSAT Corporation (also known as SP-JSAT) to lease satellite capacity on its JCSAT-1B and the new Intelsat-15 satellites. These satellites will provide mini-VSAT Broadband service coverage in Asia Pacific waters and in the Indian Ocean, respectively, starting late in the third quarter of 2009 and early in 2010, respectively. In addition, the companies will pursue hardware and mini-VSAT Broadband airtime sales in the Asia Pacific maritime market with SP-JSAT granted exclusive rights for sales to Japanese-flagged and Japanese-owned vessels while KVH will focus on all other vessels in the region.

With the activation of mini-VSAT Broadband in Asian waters and in the Indian Ocean, commercial and leisure vessels will be able to circumnavigate the globe without leaving the mini-VSAT Broadband coverage area. In addition to providing service to the KVH mini-VSAT maritime system, the KVH and ViaSat Inc. (Nasdaq: VSAT) joint effort also expands network coverage to the ViaSat Yondersm mobile network for in-flight broadband to business and commercial aircraft.

“It is an honor to be working with SP-JSAT to extend mini-VSAT Broadband coverage,” remarked Brent C. Bruun, KVH’s vice president of sales and business development. “With the addition of these new regions, our effort to provide affordable mobile Ku-band broadband connections worldwide remains on track and a strategic priority for the company. This expansion will also dramatically expand our ability to support the world’s commercial shipping market. In fact, 13 of the world’s 20 busiest ports in terms of cargo tonnage are within the new coverage areas, offering us significant new hardware and service sales opportunities.”

Mr. Mitsutoshi Akao, general manager of the Global & Mobile Business Division for SP-JSAT’s Satellite Business Group, commented on the value of the new agreement for both companies. “The collaboration of SP-JSAT and KVH promises the Asian shipping markets access to a versatile satellite communications service from KVH along with service coverage broadcast by our powerful satellite network and supported through our airtime sales channels. We look forward to working together with KVH Industries to expand the use of mini-VSAT Broadband and establish it as the new standard for global broadband service.”

The mini-VSAT Broadband service, along with the KVH TracPhone® V7 antenna, comprise the first end-to-end 24-inch VSAT hardware, service, and support package available for maritime communications. Together, KVH and ViaSat are already offering Voice over IP phone service and Internet access as fast as 512 Kbps (upload) and 2 Mbps (download) at fixed monthly rates to mariners throughout North America, the Caribbean, the North Atlantic, Europe, the Northern Pacific, and the Persian Gulf.

Maps illustrating the current and planned coverage for mini-VSAT Broadband service are available at http://kvh.com/footprints. Visit http://www.minivsat.com for additional details regarding the TracPhone V7 and mini-VSAT Broadband service.

Note to Editors: Press-ready images of KVH’s TracPhone V7 are available at http://press.kvh.com for download and editorial use.

About SKY Perfect JSAT Corporation

SKY Perfect JSAT Corporation (www.sptvjsat.com/en/) is a leader in the converging fields of broadcasting and communications. It is Asia’s largest satellite operator with a fleet of 12 satellites, and Japan’s only provider of both multi-channel pay TV broadcasting and satellite communications services. SKY Perfect JSAT delivers a broad range of entertainment through the SKY PerfecTV! SKY PerfecTV! e2 and SKY PerfecTV! HIKARI platforms, the most extensive in Japan with a total of 3.7 million subscribers. In addition, SKY Perfect JSAT’s satellite communications services, which cover Japan and the rest of Asia, as well as Oceania, Hawaii and North America, play a vital role in supporting safety, security and convenience for society as a whole.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc. (www.kvh.com), and its wholly owned subsidiary, KVH Europe A/S, are leading providers of in-motion satellite TV and communications systems,

having designed, manufactured, and sold more than 150,000 mobile satellite antennas for applications on vessels, vehicles, and aircraft. KVH’s mission is to connect mobile customers around the globe with the same digital television entertainment, communications, and Internet services that they enjoy in their homes and offices.

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the service rollout plans, the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer demand, preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, the successful launch and deployment of new satellites; uncertainty about the scope of customer demand; the potential inability to secure the licenses necessary for the network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; changes in the costs and capabilities of competing offerings; and those other risk factors discussed in KVH’s most recent Form 10-Q filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TracPhone are registered trademarks of KVH Industries. “mini-VSAT Broadband” is a service mark of KVH Industries. All other trademarks are the property of their respective companies.

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